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                                                                   EXHIBIT 10.21



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into the 28th day of February, 2000 (the "Effective Date"), by and between Michael E. Murphy (the "Employee"), and Netzee, Inc., a Georgia corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Company has agreed to acquired substantially all the assets and assume certain obligations of Digital Visions, Inc.("DVI"), pursuant to an Asset Purchase Agreement dated February 28, 2000;

         WHEREAS, the Company recognizes Employee's contributions in connection with his former employment with DVI and desires to provide for the employment of Employee by the Company;

         WHEREAS, Employee is willing to serve the Company on the terms and conditions herein provided.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, including, without limitation, the premises and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1.   Scope of Employment

         1.1 Employment. Subject to the terms hereof, the Company hereby agrees to employ Employee, and Employee hereby accepts such employment. Employee shall have such title as determined by the Company (but no less than Vice President) and shall report to and assist the Chief Executive Officer, President or Senior Executive Vice President of the Company (the "Reporting Officer") in performing the financial management services business of the Company (such duties and services referred to as the "Services"). The Reporting Officer may, in his or her discretion, request that Employee perform other or additional services as are consistent with the position of Employee and such other or additional services shall also be considered Services. The Reporting Officer may, in his or her discretion, assign to Employee such additional or different title or titles, having equivalent stature to those titles currently held, as are appropriate to the Services being performed by Employee. At the request and in the discretion of the Reporting Officer, Employee shall serve as an officer or director of any subsidiary or affiliate of the Company, and shall perform services for any such subsidiary or affiliate as are appropriate to and consistent with the Services being performed by Employee for the Company. Employee shall devote substantially all of Employee's productive business time, energy and skill (except on vacation days and holidays) to performing his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of Employee's abilities. This Agreement is contingent upon consummation of the transactions contemplated in the Asset

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Purchase Agreement and the other Purchase Agreements and this Agreement shall be null and void and of no effect whatsoever if such transactions are not consummated.

         1.2 Place of Performance. During the term of his employment hereunder (the "Term"), Employee shall be based in the Minneapolis/St. Paul, Minnesota area except for reasonably required business travel.

         1.3 Compliance with Policies. Subject to the terms of this Agreement, during the Term, Employee shall comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company generally and specifically to Employee as may be established by the Company.

         Section 2.   Term.  Subject to prior termination as provided in
Section 5 of the Agreement, the term of the Agreement shall be twenty-four (24) months, commencing on the Effective Date hereof and ending on the date that marks the end of twenty-four (24) months thereafter (the "Term").

         Section 3.   Compensation; Expenses.

         3.1 (a) Base Salary. Employee shall be paid a base salary (the "Base Salary") during the Term at the rate of $185,000 per year. The Base Salary and expense reimbursements pursuant to this Section 3 shall be (i) payable bi-monthly on the schedule that the Company may implement for similarly situated employees from time to time for such payments, and (ii) subject to any withholdings and deductions required by applicable law.

                  (b) Stock Options. Employee shall be granted a non-qualified stock option under the Company's 1999 Stock Option Plan to purchase 100,000 shares (subject to adjustment for stock splits, stock dividends and recapitalizations) of registered Company stock. The options shall have an exercise price equal to the fair market value of Company stock on the date of grant, vest one-half (50,000 shares) upon twelve (12) months of employment and the remaining one-half (50,000 shares) upon twenty-four (24) months of employment and be exercisable for a period of ten (10) years, subject to early termination and other provisions, all as more particularly set forth in the plan and Employee's stock option agreement. The options shall vest immediately upon a transfer of control of the Company.

         3.2 Expense Reimbursement. The Company shall pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the course of performing his duties hereunder and in accordance with the Company policy. As a condition to such payment or reimbursement, however, Employee shall maintain and provide to the Company, upon the Company's request, reasonable documentation and receipts for such expenses.

         Section 4.   Employee Benefits.

         4.1 Benefit Plans. During the Term, Employee shall be entitled to participate in such of the Company's retirement, supplemental retirement, profit sharing and pension plans, life, health, disability and other insurance programs, as well as other benefit programs (including an appropriate car allowance), which are generally available to other similarly situated employees of


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the Company, subject to the Company's policies with respect to all such benefits or insurance programs or plans. The Company shall not, by virtue of this provision, be under any obligation to Employee to continue to maintain any particular plan or program or any particular benefit level under any plan or program.

         4.2 Vacation. Employee shall be entitled to vacation and perquisites (e.g. cellular telephone) during the Term, to be accrued and in accordance with a policy that is no less favorable for Employee than the Company's normal vacation policy applicable to similarly situated employees.

         Section 5.   Termination.

         5.1 Death or Total Disability. Employee's employment hereunder shall terminate upon Employee's death. The Company may, in accordance with applicable state and federal laws and regulations, terminate Employee's employment hereunder in the event of Employee's total disability (total disability meaning the inability of Employee to perform substantially all of his current duties as required hereunder for a continuous period of 90 days because of mental or physical condition, illness or injury).

         5.2 Cause. The Company may terminate Employee's employment hereunder for "Cause." "Cause" shall mean (a) Employee's, willful malfeasance, fraud or dishonesty in the performance of his obligations hereunder; (b) the commission of a willful act or omission of an act by Employee which causes material harm to the Company; (c) the conviction of Employee for the commission or perpetration by Employee of any felony or any act of fraud; (d) subject to the provisions of Section 1.1, the failure of Employee to devote his full time and attention to the business as provided in Section 1; (e) Employee's breach of or failure to observe the terms of this Agreement in any material respect; (f) the failure of Employee to perform his duties hereunder in a manner satisfactory to the Reporting Officer, as determined in his or her reasonable discretion; provided, however, that Employee shall have 30 days (or such lesser amount of time as is necessary) to cure such failure after receiving notice from the Company; and provided, further that the Company shall be obligated to provide only one notice to Employee with respect to any identified deficiency or failure pursuant to this Section 5.2(f) and, thereafter, the Company may terminate Employee, without Employee having a right to cure with respect to that identified failure or deficiency; or (g) Employee's engaging in conduct or activities involving moral turpitude that is or are reasonably likely to cause material damage to the business or reputation of the Company, or any affiliate of the Company.

         5.3 Termination Without Cause. In the event the Company shall terminate the employment of Employee without cause prior to the expiration of the Term, Employee shall be entitled to payment of his Base Salary for the greater of (a) twelve (12) months or (b) the remainder of the Term, which shall continue to be paid in equal monthly installments.

         5.4 Termination Date and Notice of Termination. Any termination of Employee's employment by the Company (other than termination upon the death of Employee) shall be communicated by written notice to Employee, and the date of termination shall be the date on which such notice is given.


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         Section 6.   Representations.

         6.1 Of Employee. Employee represents and warrants to the Company that (a) his execution, delivery and performance of this Agreement does not and will not conflict with, violate, or constitute a breach of or default under any provision of law or regulation applicable to his or any provision of any agreement, contract or other instrument to which he is a party or otherwise bound; (b) this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors rights and to general equitable principles; and (c) Employee has not received any legal advice contrary to his representations or warranties set forth in this Section 6.1.

         6.2 Of the Company. The Company represents and warrants to Employee that (a) this Agreement has been duly executed and delivered by the Company; (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action; (c) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (d) the execution, delivery and performance of this Agreement by the Company do not and will not conflict with, violate, or constitute a breach of the Articles of Incorporation or By-laws of the Company or any of its subsidiaries or any law or regulation applicable to the Company or any of its subsidiaries; or any provision of any agreement or other instrument to which the Company or any of its subsidiaries is a party or otherwise is bound; and (e) the Company has not received any legal advice contrary to the Company's representations and warranties set forth in this Section 6.2.

         Section 7. Noncompetition. During the Term of his employment with the Company, and at the option of the Company, exercised by written notice to Employee, for an additional period of eighteen (18) months after the Term of employment, the Employee shall not directly or indirectly, through one or more intermediaries or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, employee, stockholder, partner or otherwise with, any business that at any relevant time during such period directly or indirectly provides products or services offered or provided by the Company. The ownership by Employee of less than five percent (5%) of the shares of the capital stock of a publicly-held corporation engaged in providing the same products or services offered or provided by the Company shall not be a violation of this Section 7.

         Section 8. Non-Solicitation of Customers. During the Term of his employment with the Company, and at the option of the Company, exercised by written notice to Employee, for an additional period of eighteen (18) months after the Term of employment, the Employee shall not directly or indirectly, through one or more intermediaries or otherwise, solicit, direct or appropriate, or attempt to solicit, direct or appropriate, any individual or entity which is, at any time during such period, a customer or client of the Company and with whom Employee had material contact during the Term or at any time during which Employee performed services on behalf of the Company for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by the Company.


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         Section 9.   Consideration for Compliance.  If the Company notifies
Employee that he must comply with Sections 7 and 8 hereof, the Company will pay Employee his last monthly salary, as consideration therefor, each month during such period of required compliance. The Company may cease to make such payments at any time, but if the Company ceases to make such payments, Employee's obligations to comply with Sections 7 and 8 hereof thereupon shall terminate.

         Section 10. Non-Solicitation of Personnel. During the Term of his employment with the Company, and for a period of eighteen months (18) thereafter, Employee shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee or consultant of the Company for the purpose of providing services that are the same or similar to the types of services offered to or engaged in by the Company.

         Section 11. Rights to Work Product. Except as expressly provided in this Agreement, the Company (and its related entities) alone shall be entitled to all benefits, profits and results arising from or incidental to Employee's performance of the Services. To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing the Services or any other of his employment responsibilities during the Term ("Work Product") shall be deemed to be "work made for hire" as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended, and owned exclusively and perpetually by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments that the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company. The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the "moral rights" of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any compensation in addition to that provided for in Section 3 of this Agreement for any exercise by the Company of its rights set forth in the preceding sentence.

         Section 12. Nondisclosure Covenant. Through exercise of his rights and performance of his obligations under this Agreement, Employee will be exposed to "Trade Secrets" and "Confidential Information" (as those terms are defined in the next sentences). "Trade Secrets" shall mean information or data of or about the Company or any affiliated entity, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value,


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actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent the foregoing definition is inconsistent with a definition of "trade secrets" mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee's obligations under this Agreement. "Confidential Information" shall mean valuable, non-public, competitively sensitive data and information relating to the business of the Company or any affiliated entity, other than Trade Secrets. Employee acknowledges and agrees that any unauthorized disclosure or use of any Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to the Company. Except as required to perform his obligations under this Agreement or except with Company's prior written permission, Employee shall not, without the express prior written consent of the Company, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Trade Secrets at any time (during or after the Term) during which such information or data shall continue to constitute a "trade secret" under applicable law; and
(ii) any Confidential Information during the Term and for a period of two (2) years after termination. Employee agrees to cooperate with any reasonable confidentiality requirements of the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.

         Section 13. Return of Materials. At any point during the Term at the specific request of the Company, or, in any event, as promptly as practicable after Employee's employment hereunder has been terminated, Employee will return to the Company all Work Product (including any copies or reproductions thereof and any materials constituting or containing Trade Secrets or Confidential Information of the Company) that are in Employee's possession or control.

         Section 14. Acknowledgment. The parties acknowledge and agree that the covenants of Employee in Sections 7, 8, 10, 11, 12 and 13 (collectively, the "Protective Covenants") are reasonable as to time, scope and territory given the Company's need to protect its substantial investment in its Confidential Information, Trade Secrets and customer relationships, and particularly given
(a) the compensation and benefits that are to be provided Employee, (b) the Company's investment of time, effort and capital in enhancing Employee's business skills and opportunities, (c) the complexity and competitive nature of the Company, and (d) that Employee has sufficient skills to find alternative, commensurate employment or consulting work in Employee's field of expertise that would not entail a violation of the Protective Covenants. Notwithstanding
Section 15 below, the parties further acknowledge that any breach or threatened breach of a Protective Covenant by Employee is likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive), Employee agrees that the Company shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant.


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         Section 15.  Arbitration.  Any controversy or claim brought by any person or entity against the Employee, the Company or any of its officers, directors, employees or agents arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 7, 8, 10, 11, 12 and 13 with respect to which either party may upon 24 hours notice to the other seek injunctive and/or other equitable relief in a court of competent jurisdiction as set forth in Section 16.2), or the employment or termination of Employee by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) ("Claims") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Employment Dispute Resolution Rules ("Rules") of the American Arbitration Association, by an experienced employment arbitrator licensed to practice law in the State of Georgia in accordance with the Rules, except as herein specified. The arbitrator shall be selected by alternate striking from a list of six arbitrators, half of which shall be supplied by the Company and half by Employee. The party not initiating the arbitration shall strike first. The process shall be repeated twice until an arbitrator is selected. If an arbitrator is still not selected, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made.

         A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel. The parties shall formulate a written plan of pre-hearing discovery by agreement, or, if no agreement can be reached, a plan of discovery shall be formulated by the parties in collaboration with the Mediator, whose decision shall be final. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.

         With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based on the federal and/or state law applicable to the matter and as specified by Section 16.2. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Unless otherwise awarded by the Mediator, each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense, and shall pay that party's pro rata share of other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs. Should Employee or the Company pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party


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all damages, costs, expenses, and attorneys' fees incurred as a result of such action. The provisions contained in this Section 15 shall survive the termination and/or expiration of this Agreement.

         The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:



         --------------------------------       --------------------------------
         For the Company                        Employee

         Section 16.  Miscellaneous.

         16.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that neither party hereto shall be entitled to assign any of its rights, or delegate any of its duties hereunder (except, in the case of Employee, customary delegation of authority not inconsistent with this Agreement; and except, in the case of the Company, to any person or entity acquiring all or substantially all of the assets of the Company or to any entity controlling, controlled by or under common control with the Company), without the prior written consent of the other party. Any attempted assignment or delegation in violation of this provision shall be null and void.

         16.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia. The parties hereto agree that the state or federal courts in the State of Georgia shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to Sections 7, 8, 10, 11, 12 and 13 of this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 16.4 hereof.

         16.3 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16.4 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, by a reputable overnight or express courier, registered or certified mail, return receipt requested, with proper postage prepaid, or telefax (with subsequent delivery via one of the previous methods) as follows:


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                  (a)      If to the Employee, addressed to;

                           Michael E. Murphy
                           203 Wilshire Walk
                           Hopkins, Minnesota  55305

                  (b)      If to the Company, addressed to:

                           Netzee, Inc.
                           6190 Powers Ferry Road
                           Suite 400
                           Atlanta, Georgia  30339
                           Attn:  President & Chief Financial Officer

                           with a copy to:

                           Sutherland Asbill & Brennan, LLP
                           999 Peachtree St., N.E., Suite 2300
                           Atlanta, Georgia  30309
                           Attn:  Mark D. Kaufman

or to such other addresses as shall be furnished in writing by any party to the other, and any such notice or communication shall be deemed to have been given
(i) when personally delivered, (ii) as of three (3) business days after the date actually mailed, (iii) as of the next business day after the date actually sent via overnight or express courier or (iv) upon telefax confirmation of receipt to addressee by the sender.

         16.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         16.6 Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         16.7 Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the Company and Employee intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.


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         16.8     Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and duly executed by the party to be charged with the waiver or modification. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party or a waiver of a breach of another provision of this Agreement by the other party.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   "Company"

                                   Netzee, Inc.


                                   By:   /s/ RS Eiswirth Jr.
                                      ------------------------------------------
                                         Name:    RS Eiswirth Jr.
                                               ---------------------------------
                                         Title:   SEVP & CFO
                                               ---------------------------------


                                   "Employee"


                                   /s/ Michael E. Murphy
                                   ---------------------------------------------
                                   Michael E. Murphy


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